EXHIBIT 10.2

Description of Certain Benefits of Executive Officers

Delta provides the following programs to its executive officers as part of their overall compensation package. Delta reserves the right to change, amend or terminate these benefits, consistent with the terms of the program, at any time for any reason for both active and retired employees.

Executive Life Insurance: Delta provides life insurance coverage of two times base salary to executive officers through an endorsement split dollar program under which Delta owns the policy. Delta reimburses active participants for taxes associated with the program while the endorsement is in effect. After retirement, death benefit coverage continues for an executive officer who retires at or after age 62 with at least ten years of service. If an executive officer retires prior to age 62 or with less than ten years of service, the participant’s death benefit is reduced by 3% for each year of age less than 62 and by 10% for each year of service less than ten years. Insurance coverage ceases for executive officers who terminate employment other than as a result of retirement, approved long-term disability or death.

Financial Planning Services: Executive officers are eligible for reimbursement of up to $15,000 per year for tax preparation, legal and financial planning services under Delta's Financial Planning Program if they so choose.

Flight Benefits: As is common in the airline industry, Delta provides complimentary travel and certain Delta Crown Room privileges for executive officers, the officer’s spouse, domestic partner or designated companion, and the officer's children, parents and, to a limited extent, other persons designated by the officer. Complimentary travel for such other persons is limited to an aggregate imputed value of $10,000 per year. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $20,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years. Executive officers who retire at or after age 52 with at least 10 years of service, or at or after age 62 with five years of service, continue to receive these travel privileges, except that they do not receive any additional annual allowances following retirement.

Company Car: Delta provides a company car only for its Chief Executive Officer. No other executive is provided a company car. The value of any non-business use of the car is included in the officer’s taxable income.

Home Security Services: Delta reimburses executive officers for installation and monthly monitoring of home security systems if they so choose.

Vacation: Delta’s standard policy regarding personal time off and paid holidays applies to Delta’s executive officers except that they will begin to accrue vacation at the service level currently corresponding to four weeks of vacation.